                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is effective as of June 1, 1996, by and between APOLLO INTERNATIONAL OF DELAWARE, INC., a Delaware corporation ("Company"), and DAVID W. CLARKE ("Executive") currently holding the position of President and Chief Executive Officer.

                              W I T N E S S E T H:

         WHEREAS, the Company believes that the attraction and retention of key employees such as the Executive is essential to the Company's growth and success; and

         WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President, and Executive desires to accept such employment, all on the terms and conditions as hereinafter provided; and

         WHEREAS, Executive is currently receiving compensation for services rendered to the Company and/or its subsidiaries.

         NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

         1. Term. Subject to the provisions for termination as hereinafter provided, the term of this Employment Agreement shall begin on June 1, 1996 (the "Commencement Date") and shall continue for the five (5) year period thereafter. Such term automatically shall be extended for one (1) additional Contract Year (as hereinafter defined) as of each anniversary of the Commencement Date in each year beginning with the fifth anniversary of the Commencement Date and thereafter unless (i) this Agreement is terminated as provided in Section 8 hereof, or (ii) either the Executive or the Company deliver written notice to the other for the termination of this Agreement ninety (90) days prior to the Agreement's Expiration Date (as hereinafter defined). The term "Expiration Date" as used in this Agreement shall mean the date that is five years from the date of this Agreement, unless this Agreement is extended as provided herein, in which event the Expiration Date shall mean the date that is the last day of such Contract Year.

                  A. For the purposes of this Agreement the term "Contract Year" shall mean the 365 day (or 366 day, in the case of a leap year) period commencing with the Commencement Date and each 365 (or 366) day period thereafter.

        2. Duties.

                  A. In connection with his duties and responsibilities as chief executive officer and president of the Company, Executive by virtue of such office shall be the most senior officer of such corporation, and all other officers and agents of such corporations shall be subject to his


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

direction. As such chief executive officer, Executive shall be responsible for interpretation and required implementation of the policies of such corporation as determined and specified from time to time by the board of director of such corporation, and he shall be responsible for the general management and direction of the business and affairs of such corporation. As chief executive officer, Executive shall have plenary authority and power, including general executive powers, the authority to delegate, and assign duties, responsibilities and authorities, and, in the name of such corporation and on their behalf, to negotiate and make any agreements, waivers or commitments which do not require the express approval of the board of directors. As chief executive officer of the Company, Executive shall also have all the powers ordinarily and customarily exercised by the chief operating officer of a corporation of like type and size as the Company.

                  B. Company further hereby agrees to cause Executive to be named and be re-elected during the Term of this Agreement as a director of the Company.

                  C. If the Company materially and adversely changes Executive's duties and responsibilities (as set forth above) without his consent, Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Agreement but rather a discharge of Executive by the Company without cause. Executive shall be deemed not to have consented to any written proposal calling for a material adverse change in his duties and responsibilities unless he shall give written notice of his consent thereto to the board of directors of the Company within fifteen (15) days after receipt of such written proposal. If Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to Executive given within ten (10) days after the end of said fifteen (15) day period.

                  D. Executive shall not be required, without his written consent, to locate his office more than twenty (20) miles distance by public highway from Apollo Beach, Florida, or to be absent from the metropolitan Apollo Beach, Florida area on business more than seventy-five (75) working days in any one year or more than fourteen (14) consecutive days at any one time.

        3. Base Salary.

                  A. As full compensation for services rendered under this Agreement, the Company shall pay Executive, during the term of this Agreement, a base salary of ONE HUNDRED FIFTY THOUSAND AND NO/100ths ($150,000.00) per year (the "Base Salary"), payable in accordance with the normal payroll practices of the Company. In addition to the Base Salary, the Company shall pay Executive bonuses from time to time as set forth below.

                  B. On each January 1, during the term of this Agreement, the base salary shall be increased to reflect the change in the cost of living, based upon the change, from the proceeding January 1, in the Consumer Price Index for All Urban Consumers, as published by the U.S. Bureau of Labor Statistics (reference base 1982-1984 = 100). On each January 1, and at any time that there is a change in the financial condition or character of the business of the Company during the term of this Agreement, a committee comprised of independent members of the Board of Directors shall review the base salary amount to determine whether or not to grant additional increases in the base salary amount.

                  C. Once the Company's annual gross sales, as calculated in accordance with Generally Accepted Accounting Principles ("GAPP") exceed $10,000,000 for a fiscal year, Executive's Base Salary shall increase by $5,000 (the "Raise") in each subsequent Contract Year for each additional $1,000,000 in annual gross sales that the Company achieves during the preceding fiscal year, up to and including the $30,000,000 annual gross sales milestone, as calculated in accordance with GAPP. The Raise shall not be effective until January 1st immediately following the end of the aforementioned fiscal year; provided, however, that the Executive shall only be entitled to receive the Raise if during the same fiscal year applicable above, the Company's earnings before interest and taxes are at least 10% of the annual gross sales.

         4. Stock Options. During the term of his employment, Executive will be provided with stock options under the Company's stock option plan(s) as determined by the Company's Board of Directors and/or a committee appointed by the Board of Directors in accordance with the Company's stock option plan.

         5. Bonus Compensation. Based upon Executive's performance and the Company's operating results, and such other factors as the Board of Directors of the Company shall determine to be appropriate, Executive may receive from time to time such bonus compensation as a committee comprised of independent members of the Board of Directors, in its sole discretion, shall authorize or agree to pay, payable on such terms and conditions as it shall determine ("Bonus").

         6. Fringe Benefits. Executive shall be entitled to vacations, health care benefits, fringe benefits and reimbursement for reasonable out-of-pocket expense, including but not limited to those hereinafter detailed, in accordance with the Company's practices covering executive personnel. The Company shall use reasonable efforts to seek waivers of waiting periods, if any, applicable to particular benefits. Such benefits shall include:

                  A. coverage for Executive and his family, under any major medical and dental insurance programs and plans, and under any short-term, long-term or permanent disability programs and plans, which are or may become generally available to management employees of the Company;

                  B. retirement benefits at such time and on such amounts as are paid to executives by the Company at such time as the Company institutes a retirement plan;

                  C. reimbursement of all properly approved travel and business related expenses normally paid by the Company for the benefit of its executives. All expense reports must be approved by the Chief Financial Officer of the Company prior to reimbursement;

                  D. paid vacation per calendar year as is usual and customary for a chief executive officer of a company similar to Company, at any time or times selected by Executive taking into account the convenience of the Company. Executive shall give the Board of Directors reasonable prior notice of selected vacation times of one week or more. Unused vacation time will be cumulative from year to year;

                  E. days of annual sick leave as is usual and customary for a chief executive officer of a company similar to Company;

                  F. a holiday on the following days with full pay: New Year's Day, President's Day, Easter, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, and such other holidays as the Company may declare; and

                  G. paid leave and reimbursement of all travel, tuition and related expenses in attending trade conferences and/or seminars and/or college or other high level courses acceptable to the Board of Directors in its reasonable discretion.

        7. Termination and Payment in the Event of Death or Permanent
           Disability.

                  A. Death. In the event of Executive's death during the term of this Agreement, Executive's employment with the Company shall be deemed to be terminated as of the date of death. Upon such termination of employment, the Executive's estate or other legal representative shall be entitled to receive:

                           (i) any salary installments and vacation due and
unpaid during the calendar year in which termination of employment occurs, payable in one lump sum;

                           (ii) any unpaid Bonus, if any, as may have been
awarded Executive prior to his death under Section 5 hereof, payable in one lump sum; and

                           (iii) an amount equal to Executive's then effective
annual Base Salary, as determined under Section 3 of this Agreement, payable in twelve (12) equal monthly installments on the first day of each calendar month following the termination of employment under this Section 9.A.

                  B. Disability. The Company may terminate Executive's employment hereunder as a result of Executive's "permanent disability" (as defined below) upon providing notice of such termination to Executive. For purposes of this Agreement, Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred twenty (120) or ninety (90) days, as the case may be, Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge fully his duties under this Agreement. The date of permanent disability shall be the one hundred twentieth (120th) or ninetieth
(90th) day, as the case may be. In the event Executive, after receipt of notice from the Company, shall dispute that his permanent disability shall have occurred, he shall promptly submit to a physical examination by the Chief of Medicine of any major accredited hospital in the metropolitan area, Orlando, Florida, and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement, such permanent disability shall be deemed to have occurred without further dispute by Executive or Company.

                  In the event of Executive's permanent disability, Executive shall be entitled to receive a sum equal to three (3) times Executive's then effective annual Base Salary, as determined under Section 3 of this Agreement, and any unpaid Bonus as may have been awarded Executive under Section 5 hereof prior to his permanent disability, which sum shall be payable in thirty-six (36) equal monthly installments on the first day of each calendar month following Executive's permanent disability. The Company shall also provide Executive with all the insurance and other benefits set forth in Section 6.A., hereof, for the thirty-six (36) month period immediately following Executive's permanent disability (provided, however, to the extent that the benefits in Section 6.A. cannot in fact be paid due to the fact that Executive is not in fact employed hereunder, the Company promptly shall pay Executive the indubitable monetary, after-tax equivalent thereof in U.S. dollars, without any present value adjustment).

                  Whenever compensation is payable to the Executive hereunder during a time when he is permanently disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to Executive hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to the Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this
Section 9.B., and shall not be in addition thereto.

         8. Termination by the Company for Cause.

                  A. The Company may, at its option, terminate this Agreement by giving written notice of termination to Executive without prejudice to any other remedy to which the Company may be entitled, either at law or in equity, under this Agreement, in the event that:

                           (i) Executive is convicted of (and such conviction is
sustained on final appeal) or, pleads guilty to, or pleads nolo contendere to a felony crime involving moral turpitude;

                           (ii) Executive is found by a court of law to be
guilty (which guilty verdict is sustained on final appeal) of or pleads guilty to or no contest to fraud, conversion, embezzlement, intentionally falsifying records or reports, or a similar felony involving the Company's property; or

                           (iii) Executive continues to willfully breach a
material provision of this Agreement after having received written notice of such breach and a thirty (30) days opportunity thereafter to cure such breach.

                  B. In the event of a termination claimed by the Company to be for "cause" pursuant to clauses (i), (ii) or (iii) of this Section 8, Executive shall have the right to have the justification for said termination determined by arbitration. In such event, Executive shall serve on the Company within thirty (30) days of termination, a written request for arbitration. The Company immediately shall request the appointment of an arbitrator by the American Arbitration Association and thereafter the issues shall be determined under the rules of the American Arbitration Association and the decision of the arbitrator shall be final and binding on both parties. The parties shall use all reasonable efforts to facilitate and expedite the arbitration, and shall act to cause the arbitration to be completed as promptly as possible. During the pendency of the arbitration Executive shall continue to receive all compensation and benefits to which he is entitled hereunder. Expenses of the arbitration shall be borne by the Company pending a final determination of this matter at which time such expenses shall be borne equally by the parties.

                  C. In the event of termination for any of the reasons set forth in subsection A. of this Section 8, except as otherwise provided in
Section 3 of this Agreement, Executive shall be entitled to no further compensation, Base Salary or other benefits under this Agreement, except as to that portion of any unpaid Base Salary, Bonus or other benefits accrued and earned by him hereunder up to and including the final, non-appealable determination by arbitration as to the justification for such termination for "cause", if arbitration is invoked. If arbitration is not invoked Base Salary, Bonus and unpaid benefits shall be accrued and earned up to and including the effective date of such termination.

                  D. Anything herein to the contrary notwithstanding, the employment of the Executive shall not be terminable by the Company for "cause" if the grounds for such terminations are: (i) the result of bad judgment or poor economic results on the part of Executive, (ii) any act or any omission believed by Executive in good faith to have been in or not opposed to the interests of Company, (iii) any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the charter or bylaws of the Company or the laws of the State of Delaware or the directors' and officers' liability insurance of the Company, in each case as in effect at the time of such act or omission, or (iv) as the result of an act or omission which occurred more than twelve (12) calendar months prior to the Executive's having been given notice of the termination of his employment for such act or omission unless the commission of such act could not at the time of such commission or omission have been known to a member of the board of directors of the Company (other than Executive, if he is then a member of the board of directors), in which case more than twelve (12) calendar months prior to the date that the commission of such act or such omission was or could reasonably have been so known, or (v) as a result of the continuing course of action which commenced and was or could reasonably have been known to a member of the board of directors of Company (other than Executive) more than twelve
(12) calendar months prior to notice having been given to Executive of the termination of his employment.

         9. Termination by the Company or Company's Election Not to Extend Agreement.

                  A. If the Company terminates Executive "without cause", which shall mean for any reason other than as set forth in Section 8, Executive shall:
(i) be entitled to receive the full compensation to which he would otherwise be entitled under this Agreement (just as if Executive had not been so terminated and was continuing to serve as an employee hereunder for the full term of this Agreement) payable in a single lump sum distribution (without any present value adjustment) on the date of such termination, and (ii) be provided, for a twenty-four (24) month period, with all the insurance and other benefits set forth in Section 6.A. hereof (provided, however, to the extent that the benefits in Section 6.A. cannot in fact be paid due to the fact that Executive is not in fact employed hereunder, the Company promptly shall pay Executive the indubitable monetary, after-tax equivalent thereof in U.S. Dollars, without any present value adjustment).

                  B. If the Company elects to not extend this Agreement under
Section 1 hereof, Executive shall be entitled to receive an amount equal to Executive's then effective annual Base Salary, payable in twelve (12) equal monthly installments commencing on the first day of the calendar month following the Expiration Date; provided however, if Executive is terminated "without cause" during the twelve (12) months immediately preceding any Expiration Date, Executive shall receive all of the compensation and benefits to which he would be entitled under Section 9.A. hereof (payable in accordance with Section 9.A.), in addition to the compensation provided in this Section 9.B.

         10. Change in Control. In the event Executive's employment with the Company is terminated by the Company within nine (9) months following a "Change in Control" of the Company (as defined below), then the Company shall pay to Executive on the date of such termination a single lump sum distribution (without any present value adjustment) equal to his Base Salary (at the then-existing rate as determined in accordance with Section 3), for the remaining term of this Agreement; provided such payment shall be based upon a minimum period of three (3) years following the date of such termination, regardless of whether such three (3) year period extends beyond the term of this Agreement. The payments provided by this Section shall be in addition to any benefits payable pursuant to Sections 7, 8, 9 and/or 11.

         The term "Change of Control" shall mean any of the following events:

                  (A) the reorganization or consolidation of the Company, with one or more other companies, other than a transaction following which at least fifty-one percent (51%) of the ownership interests of the Company resulting from such transaction are owned by persons who, prior to such transaction, owned at least fifty-one percent (51%) of the outstanding voting shares of the Company; or

                  (B) the acquisition of substantially all of the assets of the Company or of more than fifty-one percent (51%) of the voting shares of the Company by any person or entity or by any persons or entities acting in concert.

         11. Termination by Executive. Executive may, at his option, after complying with this Section, terminate this Agreement in the event of a material breach of the terms of this Agreement by the Company. Executive shall be required to give written notice to the Company setting forth with particularity the nature of the material breach. The Company shall have thirty (30) days following its receipt of Executive's written notice in which to cure its breach before Executive's termination of this Agreement shall be effective. In the event Executive's termination shall be effective under this Section 11, Executive shall: (i) be entitled to receive the full compensation to which he would otherwise be entitled under this Agreement (just as if Executive had not so terminated his employment and was continuing to serve as an employee hereunder for the full term of this Agreement) payable in a single sum distribution (without any present value adjustment) on the date of such termination, and (ii) be provided, for a thirty-six (36) month period, with all the insurance and other benefits set forth in Section 6 A. hereof (provided, however, to the extent that the benefits in Section 6 A. cannot in fact be paid due to the fact that Executive is not in fact employed hereunder, the Company promptly shall pay Executive the indubitable, after-tax monetary equivalent thereof in U.S. Dollars, without any present value adjustment). If Executive terminates this Agreement for any reason other than pursuant to this Section 11, except as otherwise provided in Section 7 of this Agreement, Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

         12. Confidential Information. Executive recognizes and acknowledges that the Company has, through the expenditure of substantial time, effort and money, developed and acquired certain confidential information and trade secrets which have become of great value to the Company in its operations. Executive further acknowledges and understands that in the course of performing his duties for the Company, Executive has received and will receive special training and experience, and has had and will have access to the trade secrets and confidential information of the Company. Executive agrees that during the course of his employment and at any time after the termination or expiration thereof he will not make any independent use of, publish or disclose, or authorize anyone to publish or disclose, to any other person or organization, any of the Company's trade secrets and confidential information, except as required in the course of his employment with the Company or by law. Upon request of the Company and, in any event upon the cessation of Executive's employment with the Company, whether with or without cause, Executive will promptly return all tangible expressions of trade secrets and confidential information in his possession and control and all copies thereof. As used herein, the term "trade secrets and confidential information" shall mean client lists, applicant lists, and other related client and applicant data, computerized compilation of such data, training materials and information, policy and procedure manuals, video and audio recordings of training and operation methods, sales, services, support and marketing practices and operations, advertising themes, formats of advertising and other business methods, and techniques, processes and financial information of the Company, all of which are not generally known to the trade or industry and which will be of competitive use by them. "Trade secrets and confidential information" shall not include intangible information which is generally known and used by persons with training and

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experience comparable to Executive as of the date of this Agreement and all intangible information which is common knowledge in the industry or otherwise legally in the public domain.

                  Executive further agrees that the restrictions set forth in this Section 12 are in addition to, and not in lieu of, any other restrictions or obligations placed upon him, and/or any rights or remedies available to the Company, by any statute or at common law.

         13. Covenant not to Compete. Executive covenants and agrees that, in order to protect the Company's legitimate interest in its trade secrets and confidential information, special training, and business during the term of his employment, for a period of five (5) years following the expiration or termination of this Agreement or any renewal of the Agreement, however the same shall occur, whether voluntary or involuntary, Executive will not, without the prior written consent of the Company, directly or indirectly,

                  A. engage, whether by virtue of stock ownership, management responsibilities or otherwise, in companies, businesses, organizations and/or ventures which manufacture, market or distribute products which are competitive with any of the "Company's Products" (as hereinafter defined) anywhere in the world; or

                  B. become interested, directly or indirectly, whether as principal, owner, stockholder, partner, agent, officer, director, employee, salesman, joint venturer, consultant, advisor, independent contractor or otherwise, in any person, firm, partnership, association, venture, corporation or entity engaging directly or indirectly in any of the activities described in Subsection 13A above; or

                  C. knowingly solicit the employment of any of the Company's personnel (as hereinafter defined).

                  For purposes of this Agreement:

                           (i) the term "Company Personnel" shall mean any
person employed by the Company at any time through the end of the term of this Agreement, but excluding any person who has left such employment for a continuous period exceeding one (1) year;

                           (ii) the term "Company" shall include any successor
in interest whether by sale, merger, liquidation or the like, and any of the Company's subsidiaries and affiliates;

                           (iii) the term "Company's Products" shall mean any
present or future (future being limited to the term of this Agreement and any and all extensions thereof) product (i) being sold by the Company or (ii) any product designed, engineered, manufactured, assembled, or enhanced (whether or not sold) by the Company.

                  D. None of the foregoing shall prevent Executive from holding up to two percent (2%) in the aggregate of any class of securities of any entity engaged in the prohibited activities described above, provided that, such securities are listed on a national securities exchange or registered under Section 12(g) of the Securities and Exchange Act of 1934.

                  E. If any of the provisions contained in this Section 13 are held to be unenforceable because of the duration of such provision, the geographical area covered thereby, and/or the range of the Company's products protected, the parties agree that the court of competent jurisdiction making such determination shall have the power to reduce or otherwise modify the duration, the geographical area of such provision, and/or the range of the Company's products protected, and, in its reduced or modified form, such provisions shall then be enforceable.

         14. Remedies in Event of Breach.

                  A. Injunctive Relief. The parties acknowledge that each would be irreparably harmed by any breach of the covenants contained in Sections 12 and 13 of this Agreement, and that either party's remedy at law for any breach by the other party of their obligations under Sections 12 or 13 of this Agreement would be inadequate, and would be impossible to ascertain and therefore, in the event of the breach or threatened breach of any obligations under Sections 12 and 13 of this Agreement, either party, in addition to any and all other remedies at law or in equity, shall have the right to enjoin the other party from any threatened or actual activities in violation thereof; and the parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages and without the necessity of posting bond. In the event either party does apply for such injunction, the other party shall not raise as a defense thereto that such applying party has an adequate remedy at law.

                  B. Damages; Accounting for Profits. In addition to any injunctive relief that may be granted to the Company or Executive for breach of this Agreement, the Company and Executive shall be entitled to recover all damages, including reasonable attorneys' fees and costs (including paralegals' fees), sustained or incurred by the Company or Executive by reason of a violation or threatened violation of the terms of this Agreement, and to receive such other remedy or remedies as the court determines is appropriate. Executive covenants and agrees that, if he violates any of his covenants or agreements under Sections 12 or 13 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensations, commissions, remunerations or benefits which Executive directly or indirectly has realized or may realize as a result of, growing out of, or in connection with, any such violation; such remedy shall be in addition to and not in limitation of any injunctive relief or any other rights or remedies to which the Company is or may be entitled at law or in equity or under this Agreement.

         15. Reasonableness. Executive has carefully read and considered the provisions of Sections 12 and 13 hereof and, having done so, agrees that the restrictions set forth in such sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the definition of Company Products set forth therein, are fair and reasonable and are reasonably required for the protection of the interests of the Company, and further that the geographical areas of restriction set forth therein accurately reflect the area in which he will be actively engaged in the performance of services.

         16. No Inconsistent Obligations. Executive represents and warrants that no action required of him under this Agreement or any other agreements or understandings, written or oral, entered into with the Company will conflict with, breach or otherwise impair any previously existing agreements or understandings, whether written or oral, into which Executive has entered with other persons or entities, including agreements with respect to proprietary information or non-competition.

         17. Indemnification. The parties shall enter into a separate indemnification agreement, in form and substance mutually agreeable to the parties, within ninety (90) days from the execution of this Agreement.

         18. Notices. Any notice to be given hereunder shall be deemed to be given when delivered by hand or by overnight courier to the party for whom the notice is intended, or three (3) days after notice is placed in the U.S. mail properly addressed to the party for whom notice is intended, at the following address:

         If to the Company:          Apollo International of Delaware, Inc.
                                     6542 North U.S. Highway 41
                                     Suite 215
                                     Apollo Beach, Florida 33572
                                     Attention:  Chief Financial Officer

         If to Executive:            Mr. David W. Clarke
                                     1018 Symphony Isles Boulevard
                                     Apollo Beach, Florida 33572

         19. Binding Effect and Governing Law. This Agreement supersedes all prior understandings and agreements between the parties with respect to the subject matter hereof. This Agreement shall be binding upon the legal representatives, heirs, distributees, successors and assigns of the parties. The Agreement contains the entire agreement of the parties, and may not be changed orally but only in writing signed by the party against whom enforcement of any such change is sought. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not be operated or be construed as a waiver of any subsequent breach by that same party. This Agreement shall be governed by the laws of the State of Florida.

         20. Severability. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof.

         21. Assignability. The rights or obligations contained in this Agreement shall not be assigned, transferred, or divided in any manner by Executive or Company, without the prior written consent of the other; provided however, that nothing in this Section 21 shall preclude Executive from designating a beneficiary to receive any benefits hereunder upon his death, or the executors, administrator or other legal representatives of Executive or his estate from assigning any rights hereunder to the person(s) entitled thereto. Notwithstanding the foregoing, this Agreement shall be binding on any entity which by purchase of assets, merger, or otherwise, becomes a successor to the business of Company.

         22. Headings. The headings of paragraph herein are included solely for convenience of reference and shall not control the meaning or interpretation and performance of any of the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                    COMPANY:
                                    APOLLO INTERNATIONAL OF DELAWARE, INC.


                                    By: /S/ David W. Clarke
                                       -----------------------------------------
                                        David W. Clarke
                                        President

                                    EXECUTIVE:


                                        /S/ David W. Clarke
                                       -----------------------------------------
                                            DAVID W. CLARKE


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